UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 6, 2019

Date of Report (Date of earliest event reported)

Sophiris Bio Inc.
(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1258 Prospect Street La Jolla, CA		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 777-1760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	SPHS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 7, 2019, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that for the last 30 consecutive business days the market value of the Company’s listing securities was less than $35 million and therefore the Company did not meet the requirement for continued listing on The Nasdaq Capital Markets as required by Nasdaq Listing Rule 5550(b)(2) (the “Market Value Rule”). At that time, the Company was granted a 180-calendar day period, or until September 3, 2019, to regain compliance with the Market Value Rule.

On September 6, 2019, the Company received a letter from the Nasdaq notifying the Company that it had not regained compliance with Market Value Rule by September 3, 2019 and as a result the Company’s securities will be delisted from the Nasdaq unless the Company requests an appeal of this determination. The Company formally requested an appeal of this determination on September 12, 2019. If the Company did not request an appeal of this determination the Company’s shares would be suspended at the opening of business on September 17, 2019 and a Form 25-NSE would be filed with the Securities and Exchange Commission to remove the Company’s securities from listing and registration on the Nasdaq. While the appeal is pending, the Company’s common shares will continue to trade on The Nasdaq Capital Market under the symbol “SPHS.”

The Company will regain compliance with the Market Value Rule if the market value of the Company’s listed securities closes at or above $35 million for a minimum of 10 consecutive business days. There is no assurance that the Company will be able to regain compliance with the Market Value Rule or prevail on its appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

Dated: September 12, 2019
	By:	/s/ Peter Slover
Peter Slover
Chief Financial Officer